Exhibit 99.1

Infinity Resources Plans to Buy Remaining 50% of Quest;

Quest Business Adds to Comprehensive Growth Strategy

SCOTTSDALE, AZ – January 22, 2013 — Infinity Resources Holdings Corp. (OTCQB: IRHC) (“Infinity”) today announced that its wholly owned subsidiary, Earth911, Inc. (“Earth911”), entered into an Option Agreement with Quest Resources Group, LLC (“QRG”), to acquire from QRG the remaining 50 percent issued and outstanding membership interests of Quest Resource Management Group, LLC (“Quest”) not already held by Earth911. Upon Earth911’s exercise of the option, Quest will become a wholly owned subsidiary of Earth911 and join the Infinity portfolio of companies. Earth911’s exercise of the option is targeted to occur on or before April 30, 2013.

Quest, a full service resource management consulting group, provides its customers with comprehensive sustainability programs, innovative recycling solutions and environmental protection strategies. The company currently manages waste streams at over 12,500 locations throughout the United States. Quest’s customers range from mid-size to Fortune 100 corporations within a broad range of industries including automotive, retail, transportation, education, municipal, food service, hospitality, healthcare, architecture and corporate/multi-family real estate industries. Quest was named one of Inc. Magazine’s fastest growing private companies of 2011 and ranked 8th in the top 100 environmental services companies.

Quest: Sector Leader, 65% 3-Year Compound Annual Growth Rate for YE 2011

Since its inception in 2007, Quest has posted year over year revenue growth. For 2011, Quest generated $122 million in annual revenue and a three-year revenue compound annual growth rate of 65% percent. Quest’s outlook over the upcoming years will be driven by positive industry factors that should help to enhance its industry leading position and foster its growth and cash flow.

Terms of the Transaction

The exercise price to be paid to QRG in connection with Earth911’s exercise of the option will be equal to a total of $25 million in cash plus $5 million in Infinity common stock. QRG will also be entitled to receive earn-out payments if Quest meets or exceeds certain defined targets in 2013 through 2017.

In connection with Earth911’s exercise of the Option Agreement, Quest Chief Executive Officer, Brian Dick, will enter into a five-year employment agreement as CEO and will also serve on the Quest Board of Directors. Jeff Forte, Quest President, will enter into a five-year consulting agreement with Quest. Both will enter into six-year non-competition agreements. Further details of the transaction are contained in a report filed on Form 8-K with the Securities and Exchange Commission.

Commenting on the planned transaction, Quest CEO Brian Dick said, “Earth911 has been a terrific partner for Quest from the beginning. With Infinity’s increased visibility and access to the public capital markets, we will be well positioned to accelerate our expansion plan.”

“This is a total win-win,” said Corey Lambrecht, Earth911 President, “It reflects our long-term vision for building the strong recycling and sustainability firm that we have envisioned since our initial investment in Quest as a startup venture back in 2008.”

Barry Monheit, President and Chief Executive Officer of Infinity, said, “Brian is a talented entrepreneur and pioneer of the corporate recycling industry. The opportunity to work closely with Brian for years to come is exciting, as we collaborate to continue to enhance Quest’s position as an industry leader. Adding the remaining 50 percent of Quest will be the lynch pin and cornerstone of our long-term growth plan.”

About Infinity Resources Holdings Company

Infinity Resources Holdings Corp. is the parent company of Earth911 and Youchange. Earth911 currently owns a 50 percent ownership interest in Quest Resource Management Group. Collectively, Infinity’s synergistic portfolio of sustainability companies covers the full spectrum of the recycling life cycle, providing innovative waste reduction and landfill diversion solutions for recycling and proper disposal of commercial and consumer waste streams (http://www.infinityresourcesholdingscorp.com).

Since 1991, Earth911 is a leading source for a growing, enthusiastic audience across the United States who seeks recycling and green living information daily. Earth911 gathers, distributes, and analyzes localized recycling information to assist manufacturers, organizations, and consumers with product end-of-life solutions (http://business.earth911.com). Youchange is a leader in electronics collection, e-waste tracking and re-commerce that allows consumers to donate used products and make a contribution to their favorite school or charity (www.youchange.com).

Quest Resource Management Group provides complete commercial waste stream management for large and mid-sized corporations in a variety of industries. Headquartered in Frisco, Texas, Quest manages the recycling effort of over 12,500 customer locations throughout the United States and Canada. Quest was named one of Inc. Magazine’s fastest growing private companies, ranking No. 928 on the sixth annual Inc. 5000 list with 2011 revenue of $121.9 million (http://www.questrmg.com).

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance, including, but not limited to, statements regarding long-term growth and management structure. These statements include the outlook for Quest over the upcoming years, its position to accelerate its business plan, the vision to build a strong recycling and sustainability firm, and its long-term business plan. These statements reflect Infinity’s, Earth911’s, and Quest’s current expectations, and neither Infinity, Earth911, nor Quest undertakes to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Infinity’s, Earth911’s, and Quest’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to consummation of the transactions contemplated by the Option Agreement, the integration of Quest into Earth911, competition in the recycling services industry, and the impact of the current economic environment.

MEDIA CONTACT

Susan Larsen

Business Communications Manager

Earth911, Inc.

480.889.2650

INVESTOR RELATIONS

Jeff Rassas

480.463.4246